Exhibit 10.3

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (the “Agreement”) is made July 13, 2007 by and among GEM SOLUTIONS, INC., a Delaware corporation (the “Company”), FEQ GAS, LLC, a Delaware limited liability company (“FEQ”), and TRIDENT GROWTH FUND, L.P.  (“Trident”).

R E C I T A L S:

A.    Pursuant to that certain Loan and Security Agreement, dated the date hereof  (the “FEQ Loan Agreement”) between FEQ and the Company, FEQ has extended a $100,000  line of credit to the Company;

B.    The Company and Trident have entered into that certain Loan Agreement dated April 1, 2005 (such agreement, and all other loan agreements between the Company and Trident, each as amended to date, being the (“Trident Loan Agreement”), pursuant to which Trident made available to the Company loans in the maximum aggregate principal amount of $1,600,000.  The Company’s obligations under the Trident Loan Agreement are secured by a perfected security interest in substantially all of the Company’s assets.

C.    FEQ and Trident wish to enter into this Intercreditor Agreement to set forth and evidence the relative rights and interests of FEQ and Trident in respect of the indebtedness evidenced by FEQ Loan Agreement and Trident Loan Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the preamble and recitals of this Agreement, the following terms shall have the respective meanings set forth below.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Business Days” means any day that is not Saturday or Sunday with the exception of nationally recognized holidays.

“Debt” of any person means, without duplication, (a) all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such person, (c) all capitalized lease obligations of such person (to the extent required by generally accepted accounting principles to be included on the balance sheet of such person) and (d) all obligations of such person (contingent or otherwise) to guarantee, purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, another person.

“Event of Default” shall mean the occurrence of any default or event of default and the expiration of any application grace or notice periods under FEQ Loan Agreement and the documents executed and delivered in connection therewith.

“FEQ Debt” means all obligations to pay money pursuant to FEQ Loan Agreement or evidenced by the Note referred to therein, not to exceed the principal amount of $100,000 and the non-default rate of interest on such amount as provided in the FEQ Loan Agreement and the other fees and costs described therein.

“Proceeding” means (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its properties or its creditors as such, (b) any proceeding for any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (c) any assignment for the benefit of creditors or marshaling of assets of the Company or the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its properties.

“Satisfied” means with respect to the FEQ Debt that all of the FEQ Debt shall have been paid in full in cash and all financing arrangements and accommodations between the Company and FEQ shall have been terminated and FEQ shall have no obligation to make any loans, financial accommodations or advance any funds which would constitute FEQ Debt to the Company.

“Senior Loan Documents” means FEQ Loan Agreement and all notes, guaranties, security agreements, pledge agreements, mortgages, debentures, charges, assignments of deposit, deed of trust, assignments of leases, collateral assignments, UCC financing statements and other documents, instruments and agreements executed and delivered from time to time pursuant to or in connection with FEQ Loan Agreement or in connection with any FEQ Debt.

“Trident Debt” means the principal not in excess of $1,600,000 and the non-default rate of interest on such amount as provided in Trident Loan Agreement  in respect of the Debt of the Company incurred under Trident Loan Agreement and all other amounts owing from time to time by the Company, any affiliate or subsidiary of the Company and any guarantor of the Trident Debt to Trident.

ARTICLE II

SUBORDINATION

Section 2.1     Payment Subordination.  Upon the terms and conditions set forth in this Agreement, (a) Trident hereby subordinates all Trident Debt and all claims and demands arising therefrom to all of the FEQ Debt; (b) Trident agrees that all of the FEQ Debt shall be Satisfied in full (including without limitation all interest accruing on any FEQ Debt after commencement of any Proceeding whether or not such interest is allowable in any such Proceeding) before Trident shall be paid anything (of any kind or character) on account of the principal of any Trident Debt or any other sums payable in connection therewith except for current interest at the non-default rate; and (c) until all of the FEQ Debt is Satisfied, the Company will make, and Trident will not demand or accept, either directly or indirectly, payment (of any kind or character) of all or any part of Trident Debt, except for current interest at the non-default rate, without the prior written consent of FEQ.

Section 2.2     Lien Subordination.  Trident hereby agrees that, regardless of the time, manner or order of attachment or perfection or lack of perfection and regardless of any priority otherwise available to Trident, if any, Trident’s lien and security interest, if any, in any and all of the collateral for Trident Debt is and shall be fully subject and subordinate (i) to FEQ’s claims to and lien and security interest in such collateral and any and all other property of the Company, (ii) to all FEQ’s rights therein, and (iii) to FEQ’s rights to be repaid in full prior to the repayment of Trident Debt.  FEQ shall have the right, at all times and from time to time, to apply all or any part of the collateral and the other property of the Company, and the proceeds thereof and all collections and remittances thereof, and all other collections and payments from or on behalf of the Company to the repayment of FEQ Debt, and Trident shall not have the right to proceed against all or any portion of the collateral or other property of the Company for Trident Debt until FEQ Debt has been Satisfied. No claim of or under Trident Debt shall have any claim to or against any assets of the Company on a parity with or prior to the claim of FEQ Debt

Section 2.3     Payment Blockage. No payment or distribution shall be made on account of any Trident Debt, except for current interest at the non-default rate, or in respect of any redemption, retirement, purchase or other acquisition by the Company of any Trident Debt, at any time during which FEQ shall have notified Trident that any FEQ Debt shall have been declared due and payable prior to or upon  its stated final maturity or otherwise and remains unpaid.

Section 2.4     Subordination in Event of Insolvency, Etc.  In the event of any Proceeding, (a) FEQ Debt shall first be Satisfied before any payment or distribution, whether in cash, securities or other property shall be made in respect of Trident, and (b) any payment or distribution of assets which would otherwise (but for this Agreement) be payable or deliverable in respect of Trident Debt shall be paid or delivered directly to FEQ for application towards any payment of FEQ Debt until all FEQ Debt shall have been Satisfied.

Section 2.5     Turnover of Improper Payments.  If any payment or distribution, whether in cash, securities or other property, shall be received by Trident in contravention of any of the terms hereof, such payment or distribution shall be received and held in trust for the benefit of FEQ, and shall be promptly paid over and delivered to, FEQ for application towards the payment of FEQ Debt to the extent necessary to cause all FEQ Debt to be Satisfied.

Section 2.6     Subrogation.  At such time as all FEQ Debt has been Satisfied, Trident shall be subrogated to any rights of FEQ in and to the FEQ Debt and any security for the FEQ Debt, only to the extent paid by or on behalf of Trident, and to receive any further payments or distributions of assets of the Company applicable to FEQ Debt until all Trident Debt shall be paid in full.  For purposes of such subrogation, no payments or distributions to FEQ of any cash, property or securities to which Trident would be entitled except for the provisions of this Agreement shall, as among the Company and its creditors other than FEQ on the one hand and Trident on the other hand, be deemed to have been made as a payment by it to or on account of FEQ Debt.

Section 2.7     Reinstatement.  The provisions of this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment in respect of FEQ Debt is rescinded or must otherwise be returned by FEQ in the event of a Proceeding, all as though such payment had not been made.

Section 2.8     Company’s Obligations Absolute.  Nothing contained herein shall impair, as between the Company and Trident, the obligation of the Company to pay to Trident all amounts payable in respect of Trident Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent Trident from exercising all rights, powers and remedies otherwise permitted by applicable law or upon an event of default with respect to Trident Debt.

Section 2.9     Certain Payments and Distributions.  Nothing contained herein shall prohibit the payment or distribution on account of Trident Debt that is made in the form of equity securities of the Company, or in the form of debt securities or other evidences of indebtedness that are subordinated in right of payment at least to the extent and in the manner provided in this Agreement.

Section 2.10   Notice of Acceleration.  Subject to Section 2.14, Trident shall provide FEQ with five (5) Business Days prior written notice of Trident’s intention to call a default under the Trident Debt or accelerate the Trident Debt.  FEQ shall provide Trident with five (5) business days prior written notice of FEQ’s intention to call a default under the FEQ Debt or accelerate the FEQ Debt.

Section 2.11   Limitation on Consent to Payment.  In the event that FEQ consents in writing to the making of a payment on account of Trident Debt, which payment or grant would otherwise be prohibited pursuant to this Agreement, such consent shall be deemed to be a consent to the payment specifically referred to in such written consent and shall not be construed as a waiver generally as to all future payments.  A consent by FEQ to any request shall not be deemed to be a consent to future similar requests.

Section 2.12   Enforcement of Subordination.  The right of FEQ to enforce the subordination provisions and any other provisions hereof shall not in any way be prejudiced or impaired by any act or failure to act on the part of FEQ, the Company or any Trident or by any noncompliance by the Company or any Trident with the terms, provisions and covenants of this Agreement.

Section 2.13   FEQ Rights.  Without notice to Trident and without affecting or releasing any obligation or agreement of Trident under this Agreement or the subordination provided in this Agreement, FEQ may at any time or times do any of the following with respect to any of the FEQ Debt: (a) amend, modify, alter or waive any of the terms of the Senior Loan Documents in any manner, (b) waive any of the terms of the Senior Loan Documents and charge a normal and customary fee in connection therewith, (c) renew or extend the time for payment of all or any part thereof, (d) decrease fees or interest rates payable thereon, (e) increase the maximum principal amount available to be borrowed thereunder up to an aggregate outstanding amount permitted pursuant to the definition of “FEQ Debt” set forth in this Agreement (being the principal sum of $100,000), (f) decrease the maximum principal amount available to be borrowed thereunder, (g) accept collateral security or guaranties therefor and sell, exchange, fail to perfect, release or otherwise deal with all or any part of any such collateral or guaranties, (h) release any party primarily or secondarily obligated thereon, (i) grant indulgences and take or refrain from taking any action with regard to the collection or enforcement thereof, and (j) take any action which might otherwise constitute a defense to or a discharge of any Loan Party.

Section 2.14   Standstill.  Notwithstanding anything herein to the contrary, Trident agrees that it will not institute any legal proceedings against the Company or exercise any rights or remedies against the Company without the consent of FEQ unless the Company fails to pay current interest at the non-default rate or FEQ is taking any such actions (in which case any sums collected by Trident shall be subject to the terms of this Agreement).  Nothing herein shall prohibit Trident from filing proofs of claim or otherwise taking actions in a Proceeding to collect the Trident Debt and enforce its rights under the Trident Loan Agreement, subject, however to the terms of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1     Successors and Assigns; Third Parties.  All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.  The subordination provisions in Article II of this Agreement are for the benefit of the holders from time to time of FEQ Debt and, subject to the provisions and conditions set forth herein, any such holder that is not a party to this Agreement shall be entitled to the benefits of this Agreement, provided that such holder agrees to be bound by all of the provisions of this Agreement that are binding upon each party to this Agreement as of the date hereof.  Each of FEQ and Trident agrees that it will not assign or transfer the Trident Debt or FEQ Debt, as applicable, unless it obtains and delivers to the other party, the written agreement of such assignee or transferee to be bound by the terms of this Agreement.

Section 3.2     GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.  ALL ACTIONS DIRECTLY

OR INDIRECTLY ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN AND RESOLVED BY THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA.

Section 3.3     Notices.  Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be delivered personally, faxed (provided that such notice is mailed to the other party promptly thereafter), or sent by certified mail or nationally recognized overnight courier service (such as Federal Express) to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing.  The date of personal delivery, the date of successful fax transmission, the third day after the date of mailing, or the business day after the date of delivery to such courier service, as the case may be, shall be the date of such notice.  For purposes of this Agreement, notices made pursuant hereto shall be deemed to be made at the following addresses:

	If to FEQ:	111 Presidential Blvd.
Suite 158
Bala Cynwyd, PA 19004

:	If to Trident:	c/o Scott Cook
270 N. Denton Tap Road
Suite 100
Coppell, TX 75019

Section 3.4     Amendments.  No amendment or modification hereof shall be effective except in writing executed by FEQ and Trident, no amendment or modification of Trident Loan Agreement or any documents collateral thereto shall be effective except with the written consent of FEQ, and no amendment or modification of the FEQ Loan Agreement or any documents collateral hereto shall be effective except with the written consent of Trident.

Section 3.5     Continued Effectiveness of this Agreement.  This Agreement shall remain in full force and effect notwithstanding any Proceeding commenced by or against any party hereto.  The FEQ Debt shall continue to be treated as FEQ Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the holders of FEQ Debt and Trident Debt even if all or part of the liens in favor of FEQ against assets of the Company are subordinated, set aside, avoided or disallowed in connection with any Proceeding (or if all or part of the FEQ Debt is subordinated, set aside, avoided or disallowed in connection with any Proceeding as a result of the fraudulent conveyance or fraudulent transfer provisions under the Bankruptcy Code or under any state fraudulent conveyance or fraudulent transfer statute or if any interest accruing on the FEQ Debt following the commencement of such Proceeding is otherwise disallowed) and this Agreement shall be reinstated if at any time any payment of any of the FEQ Debt is rescinded or must otherwise be returned by any holder of FEQ Debt or any representative of such holder.

Section 3.6     Defines Rights of Lenders.  The provisions of this Agreement are solely for the purpose of defining the relative rights of Trident and FEQ and shall not be deemed to create any rights or priorities in favor of any other person or entity, including, without limitation, the Company.

Section 3.7     Delay or Omission Not Waiver.  Neither the failure nor any delay on the part of FEQ to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No single, partial or full exercise of any rights, remedies, powers and privileges by FEQ shall preclude further or other exercise thereof.  No course of dealing between FEQ and the Company or Trident shall operate as or be deemed to constitute a waiver of FEQ’s rights hereunder or affect the duties or obligations of the Company or Trident.

Section 3.8     Termination.  This Agreement shall terminate upon the earlier to occur of: (a) the FEQ Debt is Satisfied, or (b) a written termination is executed by all parties hereto.

Section 3.9     Severability.  If any provision herein shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Agreement shall be construed as if the invalid or unenforceable provision had never been a part of it, and the affected provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

Section 3.10   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Any signature on this Agreement delivered by facsimile transmission shall be deemed to be an original signature to this Agreement.

Section 3.11   Headings.  The paragraph headings used in this Agreement are for convenience only and shall not affect the interception of any of the provisions hereof.

Section 3.12   Trident Expenses.  FEQ shall reimburse Trident for its reasonable out of pocket attorneys fees incurred in connection with the review and negotiation of this Agreement.

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Section 3.13   Entire Agreement.  This agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no courses of dealing, usages of trade, or other representations, promises, terms or conditions referring to such subject matter, and no inducements or representations leading to the execution hereof other than as mentioned herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GEM SOLUTIONS, INC

By:	/s/ John E. Baker
Name: John E. Baker
Title: C.E.O.

FEQ GAS, LLC

By:	/s/ Ernest A. Bartlett III
Name: Ernest A. Bartlett III
Title: President

TRIDENT GROWTH FUND, L.P.:

By:	Trident Management, LLC, its General Partner

By:	/s/ Scotty Cook
Name: Scotty Cook
Title: Authorized Member